AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)





                         EXHIBIT 12.1


 COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
            OF AMERICAN EXPRESS CREDIT CORPORATION
                          (millions)


                    Three
                    Months
                    Ended            Year Ended December 31,
                  March 31,
                 (Unaudited)
                 -----------------------------------------------------
                  1996  1995       1995   1994    1993   1992     1991

Earnings:

Income before
 extraordinary
 charge           $ 55  $ 50      $ 197  $ 139   $ 137  $ 138    $ 174
Income tax
 provision          30    27        105     75      64     70       87
Interest expense   274   253      1,054    736     599    728      946
                  ----  ----     ------  -----   -----  -----   ------
Total earnings    $359  $330     $1,356  $ 950   $ 800  $ 936   $1,207
                  ====  ====     ======  =====   =====  =====   ======
Fixed charges -
interest expense  $274  $253     $1,054  $ 736   $ 599  $ 728   $  946
                  ====  ====     ======  =====   =====  =====   ======
Ratio of earnings
to fixed charges  1.31  1.30       1.29   1.29    1.34*  1.29     1.28


Note: Gross rentals on long-term leases were minimal in each of the periods shown.

     * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charges of $34 million (pretax) was 1.28.










                   AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)

                           EXHIBIT 12.2
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                     OF AMERICAN EXPRESS COMPANY
                             (millions)

                      Three
                      Months
                      Ended          Year Ended December 31,
                    March 31,
                    -----------------------------------------------------------
                        1996        1995       1994     1993       1992    1991
                        ----        ----       ----     ----       ----    ----
Earnings:

Pretax income from
continuing operations $  565      $2,183     $1,891   $2,326     $  896  $  622
Interest expense         554       2,343      1,925    1,776      2,171   2,761
Other adjustments         31          95        103       88        196     142
                       -----       -----      -----    -----      -----   -----
Total earnings(a)     $1,150      $4,621     $3,919   $4,190     $3,263  $3,525
                      ======      ======      ======  ======     ======  ======
Fixed charges -
  Interest expense    $  554      $2,343     $1,925   $1,776     $2,171  $2,761
   Other adjustments      32         135        142      130        154     147
                        ----       -----      -----    -----      -----   -----
Total fixed charges(b)$  586      $2,478     $2,067   $1,906     $2,325  $2,908
                      ======      ======      ======  ======     ======  ======
Ratio of earnings
to fixed charges(a/b)   1.96        1.86       1.90     2.20       1.40    1.21

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company and TRS' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.



                   AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)


On May 31, 1994, the Company completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Company reduced its ownership in First Data
Corporation to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.






































